Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Gold Kist Inc.:

We consent to the use of our report dated December 13, 2005, with respect to the consolidated balance sheets of Gold Kist Inc. and subsidiaries as of June 26, 2004 and October 1, 2005, and the related consolidated statements of operations, patrons’ and other equity/stockholders’ equity and comprehensive income (loss), cash flows for the years ended June 28, 2003 and June 26, 2004, the transition quarter ended October 2, 2004 and the year ended October 1, 2005, and the related financial statement schedule, and our report dated December 13, 2005, with respect to management’s assessment of the effectiveness of internal control over financial reporting as of October 1, 2005, and the effectiveness of internal control over financial reporting as of October 1, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Atlanta, Georgia
March 14, 2006